Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-213384 and 333-217965 on Form S-3 and Nos. 333-201166, 333-207930, 333-208858, 333-214453, and 333-217957 on Form S-8 of our report dated April 2, 2018, relating to the consolidated financial statements and financial statement schedule of Connecture, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty), appearing in this Annual Report on Form 10-K of Connecture, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
April 2, 2018